Exhibit 77 Q1
Amendment to
Investment Advisory Contract
between
Hibernia Funds
and
Hibernia Asset Management, LLC

	This Amendment to the Investment Advisory
Contract ("Agreement") dated October 14,
1988, between Hibernia Funds ("Fund") and Hibernia
 Asset Management, LLC ("Service
Provider") is made and entered into as of the 1st day of February, 2005.

	WHEREAS, the Fund has entered into the
Agreement with the Service Provider;

	WHEREAS, the Securities and Exchange
Commission has adopted Regulation S-P at 17
CFR Part 248 to protect the privacy of
individuals who obtain a financial product or service for personal, family or household use;

      WHEREAS, Regulation S-P permits
financial institutions, such as the Fund, to disclose
"nonpublic personal information" ("NPI")
 of its "customers" and "consumers" (as those terms are therein defined in Regulation S-P) to affiliated and nonaffiliated third parties of the Fund, without giving such customers and consumers the ability to opt out of such disclosure, for the limited purposes of processing and servicing transactions (17 CFR  248.14) ("Section 248.14
NPI"); for specified law enforcement and miscellaneous purposes (17 CFR 248.15) ("Section
248.15 NPI") ; and to service providers
or in connection with joint marketing arrangements (17
CFR  248.13) ("Section 248.13 NPI");

      WHEREAS, Regulation S-P provides
that the right of a customer and consumer to opt out of having his or her NPI disclosed pursuant to 17 CFR 248.7 and 17 CFR 248.10 does not apply when the NPI is disclosed to service providers or in connection with joint marketing arrangements, provided the Fund and third party enter into a contractual agreement that prohibits the third party from disclosing or using the information other than to carry out the purposes for which the Fund disclosed the information
(17 CFR  248.13);

	NOW, THEREFORE, the parties intending
to be legally bound agree as follows:

I.	The Fund and the Service Provider
hereby acknowledge that the Fund may disclose shareholder NPI to the Service Provider as agent of the Fund and solely in furtherance of fulfilling the Service Provider's contractual obligations under the Agreement in the ordinary course of business to support the Fund and its shareholders.



II.	The Service Provider hereby agrees
 to be bound to use and redisclose such NPI only for the limited purpose of fulfilling its duties and obligations under the Agreement, for law enforcement and miscellaneous purposes as permitted in 17 CFR 248.15, or in connection with joint marketing arrangements that the Funds may establish with the Service Provider in accordance with the limited exception set forth in 17 CFR  248.13.

III.	The Service Provider further
represents and warrants that, in
 accordance with 17 CFR
248.30, it has implemented, and will
continue to carry out for the term of

the Agreement, policies
and procedures reasonably designed to:
*	insure the security and confidentiality
of records and NPI of Fund customers,
*	protect against any anticipated threats
or hazards to the security or integrity of Fund
customer records and NPI, and
*	protect against unauthorized access
to or use of such Fund customer records or NPI that could result in substantial harm or inconvenience to any Fund customer.

4.   The Service Provider may redisclose
Section 248.13 NPI only to: (a) the Funds and affiliated persons of the Funds ("Fund Affiliates")
 (b) affiliated persons of the Service
Provider ("Service Provider Affiliates")
 (which in turn may disclose or use the
information only to the extent permitted under the original receipt); (c) a third party not affiliated with the Service Provider of the Funds ("Nonaffiliated Third Party") under the service and processing (248.14) or miscellaneous (248.15) exceptions, but only in the ordinary course of business to carry out the activity covered by the exception under which the Service Provider received the information in the first instance; and (d) a Nonaffiliated Third Party under the service provider and joint marketing exception
(248.13), provided the Service Provider
enters into a written contract with the
Nonaffiliated Third Party that prohibits the Nonaffiliated Third Party from disclosing or using the information other than to carry out the purposes for which the Funds disclosed the information in the first instance.

5.   The Service Provider may redisclose
 Section 248.14 NPI and Section 248.15 NPI to: (a) the Funds and Fund Affiliates; (b)
Service Provider Affiliates (which in turn may disclose the information to the same extent permitted under the original receipt); and (c) a Nonaffiliated Third Party to whom the Funds might lawfully have disclosed NPI directly.

6.	The Service Provider is
obligated to maintain beyond the termination date of the Agreement the confidentiality of any NPI it receives from the Fund in connection with the Agreement or any joint marketing arrangement, and hereby agrees that this Amendment shall survive such termination.




	Witness the due execution hereof this 1st day of February, 2005.

HIBERNIA ASSET MANAGEMENT, LLC


By:  /s/ Richard L. Chauvin, Jr.
Name:  Richard L. Chauvin, Jr.
Title:  President and Chief Investment Officer


HIBERNIA FUNDS


By:  /s/ Charles L. Davis, Jr.
Name:  Charles L. Davis, Jr.
Title:  President





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		PGHLIB-1665603.1-HAEASTGA  10/19/05 9:56 AM